FOR IMMEDIATE RELEASE

                         CONTACT:  Tracey Riese
                                   Golden Books Family Entertainment, Inc.
                                   (212) 583-6710

                                   Adrienne Lallo
                                   Hallmark Cards, Inc.
                                   816-274-5961


  GOLDEN BOOKS FAMILY ENTERTAINMENT AND HALLMARK CARDS ANNOUNCE
                 STRATEGIC INVESTMENT AGREEMENT

  HALLMARK WILL INVEST $25 MILLION IN GOLDEN BOOKS COMMON STOCK

        ________________________________________________

     NEW YORK, JULY 30, 1996 -- Golden Books Family Entertainment, Inc. (Nasdaq: GBFE) and Hallmark Cards, Inc., today announced that they have entered into an agreement providing for Hallmark to purchase $25 million of the company's common stock. That purchase is expected to be completed in September. Hallmark and Golden Books intend to develop working relationships across appropriate lines of business, including personal expression, family entertainment and personal development products. In conjunction with developing that strategic relationship, the two companies intend to agree to an additional investment by Hallmark of $25 Million in Golden Books common stock by the end of the year, on terms to be finalized.

     "Golden Books has priceless brand equity and awareness among consumers who purchase products on behalf of children, and a deeply talented new management team," said Irvine O. Hockaday, Jr., president and chief executive officer of Hallmark Cards, Inc. "Hallmark is pleased to be making an attractive investment in a strong company that has many parallels to our own business. In addition, we see a number of alliance possibilities that could grow into a strategic partnership."

     Richard E. Snyder, chairman and chief executive officer of Golden Books Family Entertainment, Inc., stated, "This alliance represents a significant step in Golden Books' transition into a leading family entertainment company providing appealing and educational content through multiple media. Hallmark and Golden Books represent two of the strongest consumer brand franchises of family products in the U.S. In addition to the benefits which should accrue from the combined power of brand equity, our two companies market complementary products to similar consumers. By working together, we will work to leverage our proprietary and licensed products through a broad range of formats and distribution outlets."

     Golden Books Family Entertainment, Inc., the largest publisher of children's books in North America, creates, publishes and markets an extensive range of children's entertainment products, including story and picture books, interactive electronic books and games, as well as coloring books, activity books and other products for children and families. The company's shares are traded on the Nasdaq Stock Market under the symbol: GBFE.

     Kansas City-based Hallmark Cards is known throughout the world for its greeting cards, related personal expression products and television's most honored and enduring dramatic series, the "Hallmark Hall of Fame." Through licensing and joint ventures, Hallmark continues to expand its product formats and the way it distributes them. The privately held company serves more than 45,000 retail outlets domestically, and Hallmark products are available via on-line services, catalogs and software retailers. The company publishes products in 20 languages and distributes them in more than 100 countries. It is owner of Binney & Smith, and Hallmark Entertainment, Inc. Worldwide sales in 1995 were $3.4 billion.

                              # # #